Exhibit 99.1

WisdomTree Announces Second Quarter 2011 Results

107% growth in AUM and 79% growth in revenues year over year

$1.7 billion in net inflows; 5.8% market share of industry flows

New York, NY – (BUSINESS WIRE) – July 28, 2011 – WisdomTree Investments, Inc. (NASDAQ: WETF - News), an exchange-traded fund (“ETF”) sponsor and asset manager, today reported net income of $0.7 million for the second quarter of 2011 as compared to a net loss of $1.9 million in the second quarter of 2010 and a net income of $0.2 million for the first quarter of 2011.

ETF assets under management (“AUM”) reached a record $12.9 billion, more than doubling from June 30, 2010 and up 14.6% from March 31, 2011. Net inflows were a record $1.7 billion in the second quarter which represented 5.8% market share of industry inflows. Revenues increased 78.7% to a record $16.7 million compared to the second quarter of last year and up 15.0% from the first quarter of 2011. As of July 27, 2011, assets under management were $13.4 billion and net inflows so far for the third quarter were approximately $424 million.

WisdomTree CEO Jonathan Steinberg commented, “I am very pleased with our accelerating top-line growth as a result of higher asset levels and growing market share of net inflows in the second quarter, driven in part by continued product innovation and the diversification of our multi-asset class ETF platform. In fact, according to InvestmentNews WisdomTree launched the top two most successful ETFs of the first half of 2011 in terms of assets gathered.”

Mr. Steinberg continued, “While 2010 represented our strongest year of inflows with $3.1 billion, as of today we have already surpassed this number, demonstrating consistent and accelerating organic growth. On the back of these strong results, we listed the Company’s common stock on The NASDAQ Global Market under the new symbol ‘WETF’ on July 26.”

Summary Operating and Financial Highlights

	Three Months Ended			% Change From
	Jun. 30,	Mar. 31,	Jun. 30,	Mar. 31,	Jun. 30,
Operating Highlights (in millions)	2011	2011	2010	2011	2010
ETF AUM	$12,934	$11,284	$6,240	15%	107%
ETF inflows	$1,699	$1,264	$121	34%	1,304%
Average ETF AUM	$12,062	$10,294	$6,760	17%	78%
Average ETF advisory fee	0.55%	0.56%	0.54%	(2%)	2%

Financial Highlights (in thousands)
Revenues	$16,716	$14,533	$9,355	15%	79%
Net income/(loss)	$689	$155	($1,860)	345%	—

	Six Months Ended		% Change
	Jun. 30,	Jun. 30,	Jun. 30,
Operating Highlights (in millions)	2011	2010	2010
ETF AUM	$12,934	$6,240	107%
ETF inflows	$2,963	$703	321%
Average ETF AUM	$11,340	$6,536	74%
Average ETF advisory fee	0.56%	0.54%	0.02%

Financial Highlights (in thousands)
Revenues	$31,249	$18,069	73%
Net income/(loss)	$844	($5,452)	—

Recent Business Highlights

On July 26, 2011, the Company announced the listing of its common stock on The NASDAQ Global Market under new symbol “WETF.”

On July 14, 2011, the Company announced the launch of the WisdomTree Global Real Return Fund.

On July 26, 2011, the Company filed registration statements for the WisdomTree Germany Hedged Equity Fund and the WisdomTree Asia Small Cap Fund.

On July 1, 2011, the Company filed registration statements for the WisdomTree Emerging Markets Inflation Protection Bond Fund, the WisdomTree Emerging Markets Corporate Bond Fund and the WisdomTree China Local Debt Fund.

On June 20, 2011, the Company announced that previously declared changes to seven equity ETFs became effective. As a result, the Company now has more direct commodity themed products.

Performance

Approximately 79% of the $9.5 billion invested in WisdomTree’s 34 equity ETFs on June 30, 2011 were in funds that, since their respective inceptions, have outperformed their competitive benchmarks through that date. 22 of WisdomTree’s 34 equity ETFs have outperformed their competitive benchmarks since inception and through June 30, 2011. For more information about WisdomTree ETFs including standardized performance, please click here or visit www.wisdomtree.com.

Second Quarter Financial Discussion

Revenues

Total revenues for the quarter increased 78.7% to a record $16.7 million as compared to the second quarter of 2010 and increased 15.0% from the first quarter of 2011. These increases were primarily due to higher average assets under management from strong net ETF inflows. Average ETF assets under management were $12.1 billion in the second quarter of 2011, as compared to $6.8 billion in the second quarter of 2010 and $10.3 billion in the first quarter of 2011. The average fee earned during the second quarter of 2011 decreased to 0.55% from 0.56% in the first quarter of 2011 due to a decrease in the fee charged for our India ETF from 0.88% to 0.83%. As compared to the second quarter of 2010, our average fee increased from 0.54% due to higher average assets and net inflows into our emerging market funds.

Expenses

Total expenses increased 42.9% to $16.0 million from $11.2 million in the second quarter of 2010 and increased 11.5% from $14.4 million in the first quarter of 2011. These increases were primarily due to higher fund related costs, marketing and advertising, and third party sharing arrangements.

•

Compensation and benefits expense remained relatively unchanged compared to the second quarter of 2010 as higher headcount related expenses and incentive compensation due to strong inflows were offset by lower stock-based compensation expense. This expense decreased 11.6% compared to the first quarter of 2011 primarily due to lower stock-based compensation expense and lower payroll taxes associated with the vesting of restricted stock granted to employees as part of their 2010 compensation, partly offset by higher accrued incentive compensation due to strong net inflows. Employee stock based compensation decreased to $0.8 million in the second quarter of 2011 from $1.7 million in the second of last year and $1.5 million in the first quarter of 2011 as equity awards granted in prior years become fully vested.

•

Fund management and administration expenses increased 73.5% to $5.7 million compared to the second quarter of 2010. Included in the second quarter of 2011 is a one-time charge of $0.7 million related to reimbursing the WisdomTree India ETF for excess fees collected by the Company as a result of overestimating the Company’s operating expense recapture fees for the India ETF’s fiscal year ended March 31, 2011. Higher average assets under management lead to an increase of $1.2 million in portfolio management, fund administration, accounting and index licensing fees. Regulatory fees increased $0.2 million due to higher level of net inflows. Fund management and administration expenses increased 37.8% compared to the first quarter of this year due to the one-time charge discussed above as well as $0.5 million in higher portfolio management, fund administration, accounting and index licensing fees due to higher average assets under management. Also during the second quarter, the WisdomTree international equity funds rebalanced their portfolios leading to higher period transactional related fees of $0.2 million.

•

Marketing and advertising expenses increased to $1.4 million in the second quarter compared to $0.4 million in the second quarter of 2010 and $1.0 million in the first quarter of 2011. These increases were primarily due to higher levels of discretionary television and online advertising expenses to support our growth.

•

Sales and business development expenses increased 22.4% to $0.9 million in the second quarter compared to the second quarter of 2010 and increased 22.6% compared to the first quarter of 2011. These increases were mainly due to higher levels of business activity.

•

Professional and consulting fees increased 54.2% to $1.1 million in the second quarter of 2011 as compared to the second quarter of 2010 primarily due to higher variable stock based compensation expense, which increased to $0.7 million from $0.2 million, due to a higher price in our common stock. These expenses decreased by 19.8% in the second quarter as compared to the first quarter of 2011 mainly due to lower fees associated with the preparation of our registration statement in connection with our exchange listing, which decreased to $0.1 million from $0.4 million.

•

Third-party sharing arrangements expense increased to $1.5 million in the second quarter of 2011 compared to $0.6 million in the second quarter of last year and $1.1 million in the first quarter of this year. These increases were primarily due to profit sharing arrangements with the Bank of New York Mellon Corporation with respect to certain currency and fixed income ETFs as well as marketing fees paid to third parties due to higher average assets under management.

•	Other expenses; occupancy, communication and equipment expenses; and depreciation and amortization expenses all had relatively small dollar value changes compared to both periods.

Year-to-Date Results

Total revenues increased $13.2 million or 72.9% to $31.2 million for the six months ended June 30, 2011 as compared to $18.1 million in 2010. This increase was primarily due to higher average assets under management, which increased 73.5% to $11.3 billion, which resulted from $3.0 billion of net ETF inflows, as well as higher average ETF advisory fees.

Total expenses increased $6.9 million or 29.3% to $30.4 million for the six months ended June 30, 2011 as compared to $23.5 million in 2010. This increase was primarily due to higher fund management and administration expenses due to higher average asset balances, higher third-party sharing arrangements due to higher asset balances in our currency and fixed income ETFs, and higher marketing and advertising and sales and business development expenses to support our growth.

Balance Sheet

As of June 30, 2011, WisdomTree had total assets of $32.6 million, which consisted primarily of cash and cash equivalents of $16.4 million and investments of $8.2 million. WisdomTree has no debt. There were approximately 115.6 million shares issued as of June 30, 2011. Fully diluted weighted average shares outstanding were approximately 134.9 million as of June 30, 2011.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “outlook,” “objective,” “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “plans,” or “continue,” or similar expressions suggesting future outcomes or events. Such forward-looking statements reflect our current expectations regarding future events and operating performance and speak only as of the date of this press release. Such forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to the assumption that the projects will operate and perform in accordance with our expectations. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. A number of risks and other factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the risks discussed below.

These risks include, without limitation:

•	We have only a limited operating history.

•

Difficult market conditions and declining prices of securities can adversely affect our business by reducing the market value of the assets we manage or causing customers to sell their fund shares and triggering redemptions.

•

Volatility and disruption of the capital and credit markets, and adverse changes in the global economy, may significantly affect our results of operations and may put pressure on our financial results.

•	The amount and mix of our assets under management, which impact revenue, are subject to significant fluctuations.

•	Most of our assets under management are held in ETFs that invest in foreign securities and we have substantial exposure to foreign market conditions and we are subject to currency exchange rate risks.

•	We derive a substantial portion of our revenues from products invested in emerging markets.

•	We derive a substantial portion of our revenues from a limited number of products.

Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations. Many of these risks and uncertainties can affect our actual results and could cause our actual results to differ materially from those expressed or implied in any forward-looking statement made by us or on our behalf. For a more complete description of the risks noted above and other risks that could cause our actual results to materially differ from our current expectations, please see Item 1A. “Risk Factors” of Amendment 2 to our Registration Statement on Form 10 filed June 28, 2011.

These forward-looking statements are made as of the date of this press release and, except as expressly required by applicable law, we assume no obligation to update or revise them to reflect new events or circumstances.

Conference Call

WisdomTree will discuss its results and operational highlights during a conference call on Friday, July 29, 2011 at 9:00 a.m. ET. The call-in number will be (888) 713-4214 passcode 63305846. Anyone outside the U.S. or Canada should call (617) 213- 4866, passcode 63305846. The slides used during the presentation will be available at www.wisdomtree.com/ir. For those unable to join the conference call at the scheduled time, an audio replay will be available on www.wisdomtree.com/ir.

About WisdomTree

WisdomTree Investments, Inc. is a New York-based exchange-traded fund (“ETF”) sponsor and asset manager. WisdomTree currently offers 47 ETFs across Equities, Currency Income, Fixed Income and Alternatives asset classes. WisdomTree also licenses its indexes to third parties for proprietary products and offers a platform to promote the use of WisdomTree ETFs in 401(k) plans. WisdomTree currently has approximately $13.4 billion in ETF assets under management. For more information, please visit www.wisdomtree.com.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its wholly owned subsidiaries WisdomTree Asset Management, Inc. and WisdomTree Retirement Services, Inc. WisdomTree Asset Management, Inc. is a registered investment advisor and is the investment advisor to the WisdomTree Trust and the WisdomTree ETFs. The WisdomTree Trust is a registered open-end investment company. Each WisdomTree ETF is a series of the WisdomTree Trust. WisdomTree Retirement Services, Inc. supports the use of the WisdomTree ETFs in retirement plans by financial professionals.

Media Contact:	WisdomTree Investor Relations Contacts
Stuart Bell	KCSA Strategic Communications
WisdomTree Investments, Inc.	Jeffrey Goldberger / Todd Fromer
+1 917.267.3702	+1 212.896.1249 / +1 212.896.1215
sbell@wisdomtree.com	jgoldberger@kcsa.com / tfromer@kcsa.com

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			% Change From		For the Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,	%
	2011	2011	2010	2011	2010	2011	2010	Change

Revenues
ETF advisory fees	$16,514	$14,273	$9,129	15.7%	80.9%	$30,787	$17,596	75.0%
Other income	202	260	226	-22.3%	-10.6%	462	473	-2.3%

Total revenues	16,716	14,533	9,355	15.0%	78.7%	31,249	18,069	72.9%

Expenses
Compensation and benefits	4,610	5,217	4,600	-11.6%	0.2%	9,827	9,855	-0.3%
Fund management and administration	5,736	4,162	3,306	37.8%	73.5%	9,898	6,703	47.7%
Marketing and advertising	1,357	972	426	39.6%	218.5%	2,329	1,586	46.8%
Sales and business development	913	745	746	22.6%	22.4%	1,658	1,206	37.5%
Professional and consulting fees	1,090	1,359	707	-19.8%	54.2%	2,449	1,731	41.5%
Occupancy, communication and equipment	285	273	289	4.4%	-1.4%	558	556	0.4%
Depreciation and amortization	67	65	78	3.1%	-14.1%	132	155	-14.8%
Third party sharing arrangements	1,512	1,128	636	34.0%	137.7%	2,640	876	201.4%
Other	457	457	427	0.0%	7.0%	914	853	7.2%

Total expenses	16,027	14,378	11,215	11.5%	42.9%	30,405	23,521	29.3%

Income/(loss) before provision for income taxes	689	155	(1,860)			844	(5,452)

Provision for income taxes	317	71	—			388	—
Tax benefit	(317)	(71)	—			(388)	—

Net income/(loss)	$689	$155	$(1,860)			$844	$(5,452)

Net income/(loss) per share - basic	$0.01	$0.00	$(0.02)			$0.01	$(0.05)

Net income/(loss) per share - diluted	$0.01	$0.00	$(0.02)			$0.01	$(0.05)

Weighted average common shares - basic	113,950	113,463	111,765			113,708	111,295

Weighted average common shares - diluted	134,887	134,470	111,765			134,694	111,295

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEET

(in thousands, except per share amount)

	June 30, 2011	December 31, 2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$16,386	$14,233
Investments	299	1,295
Accounts receivable	5,732	4,825
Other current assets	1,523	642

Total current assets	23,940	20,995

Fixed assets, net	679	756
Investments	7,876	7,300
Other noncurrent assets	74	91

Total assets	$32,569	$29,142

LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES
Current liabilities:
Fund management and administration payable	$7,465	$5,714
Compensation and benefits payable	2,581	3,638
Accounts payable and other liabilities	2,423	2,263

Total current liabilities	12,469	11,615

Other noncurrent liabilities	220	292

Total liabilities	12,689	11,907

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01; 250,000 shares authorized:
issued: 115,630 and 115,291	1,156	1,152
outstanding: 114,112 and 113,132
Additional paid-in capital	160,033	158,236
Accumulated deficit	(141,309)	(142,153)

Total stockholders’ equity	19,880	17,235

Total liabilities and stockholders’ equity	$32,569	$29,142

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended
	June 30, 2011	June 30, 2010
Cash flows from operating activities
Net income/(loss)	$844	$(5,452)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation, amortization and other	132	155
Stock-based compensation	3,624	4,561
Deferred rent	(77)	(47)
Accretion to interest income	46	(9)
Net change in operating assets and liabilities:
Accounts receivable	(907)	(229)
Other assets	(864)	(1)
Fund management and administration payable	1,751	1,134
Compensation and benefits payable	(1,057)	(651)
Accounts payable and other liabilities	165	2

Net cash provided by/(used in) operating activities	3,657	(537)

Cash flows from investing activities
Purchase of fixed assets	(55)	(48)
Purchase of investments	(2,893)	(3,416)
Proceeds from the redemption of investments	3,267	5,056

Net cash provided by investing activities	319	1,592

Cash flows from financing activities
Shares repurchased	(1,823)	—
Proceeds from exercise of stock options	—	1

Net cash (used in)/provided by financing activities	(1,823)	1

Net increase in cash and cash equivalents	2,153	1,056

Cash and cash equivalents - beginning of period	14,233	11,476

Cash and cash equivalents - end of period	$16,386	$12,532

Supplemental disclosure of cash flow information

Cash paid for income taxes	$11	$4

Non-cash investing and financing activities:
Cashless exercise of stock options	$391	$55

WisdomTree Investments, Inc.

Key Operating Statistics (Unaudited)

	Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Total ETFs (in millions)
Beginning of period assets	11,284	9,891	6,713	9,891	5,979
Inflows/(outflows)	1,699	1,264	121	2,963	703
Market appreciation/(depreciation)	(49)	129	(594)	80	(442)

End of period assets	12,934	11,284	6,240	12,934	6,240

Average assets during the period	12,062	10,294	6,760	11,340	6,536

International Developed Equity ETFs (in millions)
Beginning of period assets	2,613	2,062	1,995	2,062	1,953
Inflows/(outflows)	33	481	(38)	514	(12)
Market appreciation/(depreciation)	(27)	70	(283)	43	(267)

End of period assets	2,619	2,613	1,674	2,619	1,674

Average assets during the period	2,596	2,217	1,907	2,407	2,038

Emerging Markets Equity ETFs (in millions)
Beginning of period assets	3,759	3,780	1,738	3,780	1,431
Inflows/(outflows)	344	60	106	404	336
Market appreciation/(depreciation)	(115)	(81)	(116)	(196)	(39)

End of period assets	3,988	3,759	1,728	3,988	1,728

Average assets during the period	3,863	3,617	1,763	3,740	1,536

International Sector Equity ETFs (in millions)
Beginning of period assets	252	249	228	249	358
Inflows/(outflows)	1	(7)	(1)	(6)	(125)
Market appreciation/(depreciation)	(5)	10	(37)	5	(43)

End of period assets	248	252	190	248	190

Average assets during the period	258	246	214	252	279

US Equity ETFs (in millions)
Beginning of period assets	2,218	2,057	1,468	2,057	1,330
Inflows/(outflows)	374	53	85	427	157
Market appreciation/(depreciation)	20	108	(147)	128	(81)

End of period assets	2,612	2,218	1,406	2,612	1,406

Average assets during the period	2,364	2,165	1,506	2,264	1,456

Currency ETFs (in millions)
Beginning of period assets	1,467	1,179	1,284	1,179	907
Inflows/(outflows)	382	271	(31)	653	347
Market appreciation/(depreciation)	47	17	(11)	64	(12)

End of period assets	1,896	1,467	1,242	1,896	1,242

Average assets during the period	1,677	1,335	1,370	1,506	1,227

International Fixed Income ETFs (in millions)
Beginning of period assets	902	564		564
Inflows/(outflows)	442	335		777
Market appreciation/(depreciation)	35	3		38

End of period assets	1,379	902		1,379

Average assets during the period	1,195	679		1,094

Alternative Strategy ETFs (in millions)
Beginning of period assets	73	—		—
Inflows/(outflows)	123	71		194
Market appreciation/(depreciation)	(4)	2		(2)

End of period assets	192	73		192

Average assets during the period	109	35		77

Average ETF assets during the period
Emerging markets equity ETFs	32%	35%	26%	33%	24%
International developed equity ETFs	21%	22%	29%	21%	31%
US equity ETFs	20%	21%	22%	20%	22%
Currency ETFs	14%	13%	20%	13%	19%
International fixed income ETFs	10%	7%		10%
International sector equity ETFs	2%	2%	3%	2%	4%
Alternative strategy ETFs	1%	0%		1%

Total	100%	100%	100%	100%	100%

Average ETF advisory fee during the period
Alternative strategy ETFs	0.95%	0.95%		0.95%
Emerging markets equity ETFs	0.70%	0.74%	0.75%	0.70%	0.76%
International sector equity ETFs	0.58%	0.58%	0.58%	0.58%	0.58%
International fixed income ETFs	0.55%	0.55%		0.55%
International developed equity ETFs	0.54%	0.54%	0.55%	0.54%	0.55%
Currency ETFs	0.49%	0.49%	0.48%	0.51%	0.47%
US equity ETFs	0.34%	0.34%	0.34%	0.34%	0.34%

Blended total	0.55%	0.56%	0.54%	0.56%	0.54%

Number of ETFs - end of the period
International developed equity ETFs	14	14	14	14	14
US equity ETFs	12	12	12	12	12
Currency ETFs	9	9	8	9	8
Emerging markets equity ETFs	4	4	4	4	4
International sector equity ETFs	4	4	4	4	4
International fixed income ETFs	2	2		2
Alternative strategy ETFs	1	1		1

Total	46	46	42	46	42

Headcount	61	61	54	61	54

Note: Previously issued statistics may be restated due to trade adjustments